Exhibit 99.1

PERRY ELLIS INTERNATIONAL REPORTS RECORD

REVENUE AND EARNINGS IN FIRST QUARTER

MIAMI - May 21, 2004 - Perry Ellis International, Inc. (NASDAQ: PERY) today reported record total revenue for the first quarter ended April 30, 2004 of $197 million, an increase of $89 million or 82 percent over the $108 million reported for the same period last year.

The company benefited from the June 2003 acquisition of Salant Corporation and from strong organic growth. Approximately $65 million of the increase in revenue is attributable to the Salant acquisition. Approximately $23 million of the increase in revenue is attributable to increases in the company’s swim and core wholesale businesses that represented an increase of approximately 21 percent over last year’s comparable period.

The company reported net income of $8.2 million for the quarter, an increase of $2.6 million or 46 percent over the same period last year. Earnings per fully diluted share were $0.89, an increase of $0.09, or 11.3% over the first quarter last year. Earnings per diluted share included nearly 2 million additional shares compared to the year ago quarter as a result of the June 2003 Salant acquisition.

George Feldenkreis, chairman and chief executive officer, stated: “The strength of the men’s apparel business drove our record first quarter results. The dramatic shift in the men’s retail climate that began last quarter has continued to boost sales through the first quarter of this year. We are benefiting not only from an improving economy, but also from our focus on newness and innovation. Our outstanding design team has been able to develop trend-right products that raise the fashion bar.”

Oscar Feldenkreis, president and chief operating officer, voiced his pleasure with the company’s success across all its divisions. “In our core wholesale division, our Hispanic brands are benefiting from the trend toward fashion and color. Our Cubavera® brand is a leading brand in department stores with some of the best sell throughs in the industry. Our recent agreement with PGA TOUR® adds this powerful name to our portfolio of golf brands that includes PING® COLLECTION and Grand Slam®. Our Perry Ellis division is also thriving in the positive retail climate. In our swim division, we are pleased with the bookings and sell-throughs of our Jantzen® and Nike® brands. Nike® swim is exceeding plan in all channels. Our licensing division gives us much reason for optimism. A number of new license agreements that were finalized in fiscal 2004 are doing very well.”

About Perry Ellis International

Perry Ellis International Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances, including dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear to all major levels of retail distribution. The company, through its wholly owned subsidiaries, owns a portfolio of highly recognized brands including Perry

Ellis®, Jantzen®, Cubavera®, Munsingwear®, John Henry®, Original Penguin®, Grand Slam®, Natural Issue®, Penguin Sport®, the Havanera Co.(TM), Axis®, and Tricots St. Raphael®. The company also licenses trademarks from third parties including Nike® and Tommy Hilfiger® for swimwear, and PING® and Ocean Pacific® for men’s sportswear. Additional information on PEI is available at www.pery.com.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results of Perry Ellis could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic conditions, a significant decrease in business from or loss of any of Perry Ellis’ major customers, the effectiveness of Perry Ellis’ planned advertising, marketing and promotional campaigns, the ability of Perry Ellis to contain costs, Perry Ellis’ future capital needs and ability to obtain financing, changes in fashion trends and consumer acceptance of both new designs and newly introduced products, ability to predict consumer preferences, anticipated trends and conditions in Perry Ellis’ industry, including future consolidation, the seasonality of Perry Ellis’ swimwear business, termination or non-renewal of any material license agreements to which Perry Ellis is a party, ability to integrate businesses, trademarks, trade names and licenses, including Salant, the level of consumer spending for apparel and other merchandise, exposure to foreign currency risk, possible disruption in commercial activities due to terrorist activity and armed conflict and other factors, including those set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. Any forward-looking statements speak only as of the day hereof and Perry Ellis disclaims any intent or obligation to update the same.

Contact:

Rosemary Trudeau

305 873 1294

rosemary.trudeau@pery.com

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(Dollars in 000’s)

INCOME STATEMENT DATA:

	Three Months Ended April 30,
	2004	2003
Revenues
Net sales	$192,104	$101,867
Royalty income	5,315	6,411

Total revenues	197,419	108,278
Cost of sales	134,616	71,545

Gross profit	62,803	36,733
Operating expenses
Selling, general and administrative expenses	44,873	21,610
Depreciation and amortization	1,505	1,112

Total operating expenses	46,378	22,722

Operating income	16,425	14,011
Interest expense	3,445	4,963

Income before minority interest and income taxes	12,980	9,048
Minority interest	59	46
Income taxes	4,716	3,374

Net income	$8,205	$5,628

Net income per share
Basic	$0.97	$0.87

Diluted	$0.89	$0.80

Weighted average number of shares outstanding
Basic	8,476,000	6,451,000
Diluted	9,187,000	7,029,000

SELECTED BALANCE SHEET DATA:

	As of
	April 2004	January 2004
Working Capital	$222,061	$192,930

Accounts Receivable, net	156,695	115,678
Inventories, net	89,512	110,910
Total Current Assets	275,464	248,640
Property & Equipment, net	40,016	39,093
Total Assets	497,602	480,400

Total Current liabilities	53,403	55,710
Senior credit facility	51,820	34,715
Total Debt (a)	267,534	257,158
Total stockholders’ equity	159,976	150,881

(a)	Total debt includes balances outstanding under Perry Ellis’ senior credit facility, senior secured notes, senior subordinated notes and real estate mortgage.